EXHIBIT 99.1

CONSENT OF ROBERT A. STANGER & CO., INC.

We hereby consent to the inclusion of our opinion letter, dated May 2, 2022, to the special committee of the board of directors of Terra Income Fund 6, Inc. as Annex C to, and the description and summarization of the opinion letter in, the prospectus and proxy statement which forms a part of the Registration Statement on Form S-4 of Terra Property Trust, Inc., as filed with the Securities and Exchange Commission, and the references to our firm and such opinion letter in such prospectus and proxy statement.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rule and regulations of the Securities and Exchange Commission thereunder.

Dated: June 24, 2022

/s/ Robert A. Stanger & Co., Inc.

Robert A. Stanger & Co., Inc.